As filed with the Securities and Exchange Commission on September 15, 2016

Registration No. 333-167061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEQUENOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0365889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F. Samuel Eberts III

Chairperson, President and Secretary Sequenom, Inc.

c/o Laboratory Corporation of America Holdings

358 South Main Street

Burlington, NC 27215

(336) 229-1127

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael J. Silver

William I. Intner

John H. Booher

G. Allen Hicks

Hogan Lovells US LLP

875 Third Avenue

New York, New York 10022

(212) 918-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (333-167061), filed with the Securities and Exchange Commission on May 25, 2010 (the “Registration Statement”) by Sequenom, Inc., a Delaware corporation (the “Company”). The Registration Statement registered the resale of up to 12,435,000 shares, $0.001 par value per share, of the Company’s common stock by certain selling stockholders.

On September 7, 2016, pursuant to an Agreement and Plan of Merger dated July 26, 2016, between the Company, Laboratory Corporation of America Holdings, a Delaware corporation (“LabCorp”) and Savoy Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of LabCorp (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly owned subsidiary of LabCorp.

As a result of the Merger, the Company ceased to be an independent, publicly traded company, and the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, state of North Carolina, on September 15, 2016.

SEQUENOM, INC.

By:	/s/ F. Samuel Eberts III
Name: F. Samuel Eberts III
Title: Chairperson, President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. Samuel Eberts III his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer) to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ F. Samuel Eberts III F. Samuel Eberts III	Chairperson, President, Secretary and Director (Principal Executive Officer)	September 15, 2016

/s/ Glenn A. Eisenberg Glenn A. Eisenberg	Executive Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	September 15, 2016

/s/ Sandra D. van der Vaart Sandra D. van der Vaart	Assistant Secretary and Director	September 15, 2016